UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. ___)

DYNAMIC APPLICATIONS CORP.
(Name of Issuer)

COMMON STOCK, $.0001 PAR VALUE
(Title of Class of Securities)

26784V 108
(CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed: ☒ Rule 13d-1(c)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following page(s)

Page 1 of 4 Pages

CUSIP No. 26784V 108	13G	Page 2 of 4 Pages

1	NAMES OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Lazar Fruchter
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Belgian
	5	SOLE VOTING POWER, NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

		12,000,000 Share of Common Stock (post forward split 2/5/09)
Number of	6	SHARED VOTING POWER
Shares
Beneficially		None
Owned by	7	SOLE DISPOSITIVE POWER
Each Reporting
Person With		12,000,000 Share of Common Stock (post forward split 2/5/09)
	8	SHARED DISPOSITIVE POWER

		None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

12,000,000 Share of Common Stock (post forward split 2/5/09)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

13.93%
12	TYPE OF REPORTING PERSON

IN

CUSIP No. 26784V 108	13G	Page 3 of 4 Pages

ITEM 1 (a) NAME OF ISSUER: Dynamic Applications Corp.

ITEM 1 (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             46 Techelet Street, Modiin, Israel 71700

ITEM 2 (a) NAME OF PERSON FILING: Lazar Fruchter

ITEM 2 (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

              P.O. Box 742, Nof Yam 46105, Israel

ITEM 2 (c) CITIZENSHIP: Belgian

ITEM 2 (d) TITLE OF CLASS OF SECURITIES: Common Stock, $.0001 par value

ITEM 2 (e) CUSIP NUMBER: 26784V 108

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B):  Not applicable

ITEM 4 OWNERSHIP

         (a) AMOUNT BENEFICIALLY OWNED: 12,000,000 Share of Common Stock (post forward split 2/5/09)

         (b) PERCENT OF CLASS: 13.93%

         (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

             (i)   SOLE POWER TO VOTE OR DIRECT THE VOTE

                               12,000,000 Share of Common Stock (post forward split 2/5/09)

             (ii)  SHARED POWER TO VOTE OR DIRECT THE VOTE

                                    0 Shares

             (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                                12,000,000 Share of Common Stock (post forward split 2/5/09)

             (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                                    0 Shares

CUSIP No. 26784V 108	13G	Page 4 of 4 Pages

ITEM 5 OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not applicable

ITEM 6 OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable

ITEM 8 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP

Not applicable

ITEM 9   NOTICE OF DISSOLUTION OF GROUP

Not applicable

SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

March 16, 2009
(Date)

/s/ Lazar Fruchter
(Signature)

Lazar Fruchter
(Name/Title)